Exhibit 4.1



Form of Letter Agreement dated April 18, 2003 between the Company and certain investors in the April 2002 offering
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                              Gender Sciences, Inc.
                              10 West Forest Avenue
                               Englewood, NJ 07631

                                 April 18, 2003

Name
Address
City, State, Zip

Dear __________:

                  This Letter Agreement sets forth the understanding of Gender Sciences, Inc., a New Jersey corporation (the "Company") and _______________ the ("Shareholder") with respect to certain of Shareholder's rights under the Subscription Agreement for Purchase of Shares dated as of April __, 2002 (the "Subscription Agreement") by and between the Company and Shareholder. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Shareholder hereby agree as follows:

         1. Issuance of Warrant. The Company is currently seeking to raise funding through a $2,000,000 convertible note financing, the material terms of which are set forth on Exhibit A attached hereto (the "New Financing"). Upon the Company closing a minimum of $550,000 in connection with the New Financing (such closing to be, except as otherwise provided herein, upon the material terms set forth on Exhibit A attached hereto) the Company will issue Shareholder a warrant, in the form attached hereto as Exhibit B (the "Warrant"), to purchase a number of shares of the Company's common stock (the "Common Stock") equal to two
(2) times the number of shares of the Company's Common Stock (as adjusted for the Company's February, 2003 1:25 reverse split) purchased by Shareholder under the Subscription Agreement. Except as otherwise provided in the Warrant, the Warrant will be exercisable for a period of three (3) years following the date of issuance of the Warrant and have an exercise price per share of $0.50 (subject to adjustment as set forth in the Warrant). Shareholder acknowledges and agrees that upon receipt of the Warrant Shareholder shall have no other rights under the Subscription Agreement, and the Company shall have no other obligations to the Shareholder under the Subscription Agreement, with respect to
(a) the convertible note financing completed by the Company in November 2002 and/or (b) the New Financing. Notwithstanding any other provision of this Letter Agreement, the Company and Shareholder acknowledge and agree that the conversion and warrant price of the New Financing may need to be adjusted to take into account the issuance of the Warrant; provided, however, that in no event shall the final conversion and warrant price of the New Financing be less than the exercise price of the Warrant. The Company represents and warrants that (a) the form of Warrant attached hereto as Exhibit B is the form of warrant to be issued to investors in the New Financing, and (b) it will use best efforts to raise the entire $2,000,000 contemplated by the New Financing summary of terms attached hereto as Exhibit A.

         2. Termination of Rights in Subscription Agreement. The parties acknowledge and agree that upon Shareholder's receipt of the Warrant, all of Shareholder's rights, and all of the Company's obligations, under Sections 12,

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14 and 15 of the Subscription Agreement shall immediately, and without any further action by the parties hereto, terminate.

         3. Consent to Issuance of Options. Shareholder hereby consents to each issuance by the Company of options to purchase Common Stock to Arnold Gans, Myra Gans, Eugene Terry and Lawrence Burstein that has occurred since the date of the Subscription Agreement.

         4. Full and Adequate Consideration. Shareholder acknowledges and agrees that the issuance of the Warrant and the terms and conditions of this Letter Agreement constitute full and adequate consideration for the agreements set forth herein.

         5. Registration Rights. Shareholder shall execute a counterpart signature page to the Company's Amended and Restated Registration Rights Agreement. Pursuant to such agreement Shareholder shall, with respect to (a) the shares of Common Stock issuable upon exercise of the Warrant and (b) the shares of Common Stock purchased under the Subscription Agreement, be entitled to unlimited piggyback registration rights on registrations of the Company, subject to the right of any underwriter retained by the Company to limit the number of shares covered by any such registration.

         6. General. Notwithstanding any other agreement, written or oral, this Letter Agreement, together with all exhibits hereto, constitutes the entire understanding between the parties on the subject matter hereof. Except as otherwise provided herein, this Letter Agreement may be amended or modified only by a writing executed by each of the parties hereto. This Letter Agreement and the rights and obligations of the parties set forth herein shall be governed by, construed and interpreted in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles. This Letter Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, this Letter Agreement may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. This Letter Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. The prevailing party in any action to enforce the terms of this Letter Agreement shall be entitled to payment of its fees and expenses (including, without limitation, attorneys' fees) incurred in connection with such action.


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         IN WITNESS WHEREOF, the parties have executed this Letter Agreement, effective as of the date set forth above.

"Company"                                   GENDER SCIENCES, INC.

                                            By: ________________________________
                                            Print Name: ________________________
                                            Title: _____________________________


"Shareholder"                               NAME

                                            By: ________________________________
                                            Print Name: ________________________
                                            Title: _____________________________
                                                   (if applicable)


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APRIL 2002 INVESTORS          # WARRANTS      PRICE       GRANT       EXPIRATION
--------------------------------------------------------------------------------

BRUCE SCHONBRAUN                 200,000      $0.50      7/31/03         7/31/06

RICHARD SCHONINGER               200,000      $0.50      7/31/03         7/31/06

ANDREW HOROWITZ                  100,000      $0.50      7/31/03         7/31/06

ANTHONY BERNHEIM                  40,000      $0.50      7/31/03         7/31/06

BERT EICHLER                      50,000      $0.50      7/31/03         7/31/06

PHILLIP EICHLER                   50,000      $0.50      7/31/03         7/31/06

I.B.B.                            40,000      $0.50      7/31/03         7/31/06

GENE TERRY                        50,000      $0.50      7/31/03         7/31/06

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TOTAL APRIL 2002 WARRANTS        730,000
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